Filed Pursuant to Rule 433

Registration Statement No. 333-132051

CSX Corporation

Final pricing terms as of September 15, 2006

$400,000,000 6.000% Notes due October 1, 2036

Issuer	CSX Corporation

Issue Format	SEC Registered

Security	Notes

Ratings	Baa2/BBB (stable/stable) (Moody’s/S&P)

Principal Amount	$400,000,000

Pricing Date	September 15, 2006

Settlement Date	September 20, 2006

Maturity Date	October 1, 2036

Coupon Pay Dates	Each October 1 & April 1

First Coupon	April 1, 2007

Day Count Convention	30/360

Denominations	$2,000 or integral multiples of $1,000 in excess thereof

Make Whole Provision	T+ 20 bps

Benchmark Treasury	T 4.500 due 02/36

Benchmark Treasury Yield	4.911%

Benchmark Treasury Price	$93-20+

Reoffer Spread to Treasury	+ 112 bps

Reoffer Yield	6.031%

Coupon	6.000%

Reoffer Price to Public	99.569%

CUSIP	126408GH0

ISIN	US126408GH06

Joint Book-Running Managers	Credit Suisse Securities (USA) LLC UBS Securities LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

Mitsubishi UFJ Securities International plc

Morgan Stanley & Co. Incorporated

Scotia Capital (USA) Inc.

Use of Proceeds	Repay borrowings; general corporate purposes

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov <http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling toll free UBS Securities LLC at 1-888-722-9555 ext 1088 or Credit Suisse Securities (USA) LLC at 1-800-221-1037, or through your usual contact at UBS Securities LLC or Credit Suisse Securities (USA) LLC.